Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Blockfusion Digital Infrastructure, Inc. (“Pubco”) of the Registration Statement on Form S-4 with the US Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the Board of Directors of Pubco in the Registration Statement and any and all amendments and supplements thereto.

I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Alberto Pontonio
Alberto Pontonio

Dated: June 30, 2026